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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-157183

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated May 20, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 12, 2009)

                    Shares

Common Stock

        We are selling                     shares of our common stock. Our common stock is listed on the Nasdaq Global Select Market under the symbol "CFNL." On May 19, 2009, the last reported sale price of our common stock on the Nasdaq Global Select Market was $8.33 per share.

Investing in our common stock involves certain risks. You should carefully read this prospectus supplement, the accompanying prospectus, our periodic reports and other information we file with the Securities and Exchange Commission and any information under the headings "Risk Factors" beginning on page S-8 of this preliminary prospectus supplement and "Item 1A Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008, before buying shares of our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

        The underwriter may purchase up to an additional                     shares from us at the public offering price, less the underwriting discount and commission, within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

        The underwriter expects to deliver the shares to purchasers on or before                  , 2009

RAYMOND JAMES

The date of this prospectus supplement is                                        , 2009

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the common stock offered hereby.

        You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference into the prospectus supplement and the accompanying prospectus, carefully before you invest in our common stock. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

        It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See "Where You Can Find More Information" in the accompanying prospectus.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we file with the Securities and Exchange Commission, or the SEC. Neither we nor the underwriter have authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriter are making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless this prospectus supplement otherwise indicates or the context otherwise requires, the terms "Cardinal," "our," "us" and "we" as used in this prospectus supplement refer to Cardinal Financial Corporation and our subsidiaries as a combined entity. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option to purchase additional shares granted to the underwriter is not exercised in whole or in part. References to "Cardinal Bank" or the "Bank" refer to Cardinal Bank, McLean, Virginia, which is our principal banking subsidiary.

i

 FORWARD-LOOKING AND CAUTIONARY STATEMENTS

        We make certain forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, including those made under the caption "Risk Factors" and in our annual report on Form 10-K for the fiscal year ended December 31, 2008, that are subject to risks and uncertainties. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements or financial condition of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. The words "believes," "expects," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends," "indicates" or other similar words or terms are intended to identify forward-looking statements.

        These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by factors including:

  •
  the effects of future economic, business and market conditions;

  •
  governmental monetary and fiscal policies;

  •
  legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, and changes in the scope and cost of FDIC insurance and other coverages;

  •
  changes in accounting policies, rules and practices;

  •
  the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;

  •
  changes in assumptions underlying the establishment of reserves for possible loan losses, reserves for repurchases of mortgage loans sold and other estimates;

  •
  the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions;

  •
  the ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future;

  •
  risks inherent in making loans such as repayment risks and fluctuating collateral values;

  •
  changes in market conditions, specifically declines in the residential and commercial real estate markets, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;

  •
  there is no assurance that recently enacted legislation, in particular the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, will stabilize the U.S. financial system and there is uncertainty in the implementation of this legislation by federal regulators;

  •
  sudden declines, significant volatility in market prices and market illiquidity may cause us to record an other-than-temporary impairment, specifically in our pooled trust preferred securities portfolio;

ii

  •
  exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;

  •
  maintaining cost controls and asset quality as we open or acquire new branches;

  •
  maintaining capital levels adequate to support our growth;

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  reliance on our management team, including our ability to attract and retain key personnel;

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  competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;

  •
  changes in operations of George Mason Mortgage, LLC as a result of the activity in the residential real estate market and any associated impact on the fair value of goodwill in the future;

  •
  risks and uncertainties related to future trust operations;

  •
  changes in operations of Wilson/Bennett Capital Management, Inc., its customer base and assets under management and any associated impact on the fair value of goodwill in the future;

  •
  demand, development and acceptance of new products and services;

  •
  problems with technology utilized by us;

  •
  changing trends in customer profiles and behavior; and

  •
  other factors described from time to time in our reports filed with the SEC, which we have incorporated by reference in this prospectus.

        Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

        All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this prospectus, or after the respective dates on which such statements otherwise are made.

iii

 PROSPECTUS SUMMARY

        The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement before making your investment decisions. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional shares.

Cardinal Financial Corporation

Overview

        We are a financial holding company formed in 1997 and headquartered in Fairfax County, Virginia. We were formed principally in response to opportunities resulting from the consolidation of several Virginia-based banks. These bank consolidations were typically accompanied by the dissolution of local boards of directors and relocation or termination of management and customer service professionals and a general deterioration of personalized customer service.

        We own Cardinal Bank, a Virginia state-chartered community bank with 25 banking offices located in Northern Virginia and the greater Washington D.C. metropolitan area. The Bank offers a wide range of traditional bank loan and deposit products and services to both our commercial and retail customers. Our commercial relationship managers focus on attracting small and medium sized businesses as well as government contractors, commercial real estate developers and builders and professionals, such as physicians, accountants and attorneys.

        Additionally, we complement our core banking operations by offering a wide range of services through our various subsidiaries, including mortgage banking through George Mason Mortgage, LLC and Cardinal First Mortgage, LLC, retail securities brokerage through Cardinal Wealth Services, Inc., asset management through Wilson/Bennett Capital Management, Inc. and trust, estate, custody, investment management and retirement planning through the trust division of Cardinal Bank. Despite challenges we face during the current economic environment, our credit quality remains strong. At March 31, 2009, we have non-accrual loans totaling $5.6 million, or 0.31% of total assets, and loans contractually past due 90 days or more of $386,000. This is primarily attributable to our prudent and disciplined underwriting policy coupled with an aggressive, on-going credit management process, led by our Chief Credit Officer and our team of seasoned senior lenders. The chart below highlights our asset quality for the last five quarters, as compared to other publicly-traded Virginia-based banks:

		Cardinal Financial Corporation
	Virginia Peers(1)
		1Q09	4Q08	3Q08	2Q08	1Q08
Nonperforming loans/total loans (%)(2)	1.79	0.51	0.44	0.05	0.02	0.02
Allowance for loan losses/total loans (%)	1.60	1.30	1.27	1.22	1.16	1.14
Allowance for loan losses/nonperforming loans (%)(2)	171.18	254.03	287.49	2,270.03	5,317.60	5,089.27
Net charge-offs/average loans (%)	0.66	0.15	0.54	0.29	0.09	0.04
Allowance for loan losses/net charge-offs (%)	198.01	3,550.58	965.93	1,703.98	5,227.85	11,512.62

(1)
Average data for exchange-traded Virginia-based banks, reported by SNL Financial LC as of March 31, 2009.

(2)
Nonperforming loans include loans accounted for on a non-accrual basis and accruing loans which are contractually past due 90 days or more as to principal or interest payments.

Growth Strategy

        We believe that the strong demographic characteristics of our market, the ongoing disruption in our market area due to the current financial turmoil affecting the industry, and the relative strength of the metropolitan Washington, D.C. area, particularly in Northern Virginia, provide a significant opportunity to continue building a successful community-focused banking franchise. We intend to continue to expand our business through internal growth, as well as selective geographic expansion, while maintaining strong asset quality and achieving increasing profitability. The strategy for achieving these objectives includes the following:

  •
  Capitalize on the current market conditions.  As the banking industry continues to restrict lending based on industry-wide asset quality limitations and capital constraints, we believe we are well positioned to take advantage of this void based on our strong balance sheet. We continue to see increased opportunities to grow our loan portfolio because the competition is distracted by current market conditions and their credit quality issues. In addition to loan growth, we believe that our margins should be enhanced going forward as risk-based pricing returns to the industry. We also continue to benefit from a move towards quality by well established business owners, including multi-generational businesses, seeking the safe and consistent reliable delivery of service that we are able to provide.

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  Penetrate our existing markets and further improve our branch positioning.  We intend to continue to penetrate our existing markets with increased business development efforts through additional experienced bankers in communities that present attractive growth opportunities within Northern Virginia and other markets in the greater Washington, D.C. metropolitan area. We expect to continue to have opportunities to acquire or lease former branch sites from other financial institutions. As we have done in the past, we may acquire additional sites prior to planned branch openings when we believe the sites are attractive and are available on favorable terms. Our current plans, which are subject to change, contemplate that we will not increase the number of our branches in 2009 but we continually evaluate our branch positioning. However, we have considered and will continue to consider acquiring branches or deposits in FDIC assisted transactions that occur in our market area. Because the opening of each new branch increases our operating expenses, we intend to stage future branch openings in an effort to minimize the impact of these expenses on our results of operations.

  •
  Capitalize on the continued bank consolidation in our market.  We anticipate that recently announced bank mergers as well as FDIC assisted transactions will result in further consolidation in our target market and we intend to capitalize on the dislocation of customers resulting from this consolidation. We believe this consolidation creates opportunities for expanding our branch network, as discussed above, as well as to increase our market share of bank deposits within our target market. We focus on building long term relationships with our clients and communities by providing personalized service from local management teams. We also will continue to explore the possibility of further growth through acquisition in Virginia, the metropolitan Washington, D.C. market, or other areas if we believe that such expansion will strengthen the Company by diversifying our customer base and sources of revenue and be accretive to earnings within a reasonable time frame.

  •
  Expand our lending activities.  As of March 31, 2009, we have substantially increased our legal lending limit to nearly $26.0 million as a result of retained earnings. The increase in our legal lending limit allows us to further expand our commercial and real estate lending activities. It also improves our ability to seek business from larger government contractors, businesses who we believe are conservatively operated and well capitalized residential homebuilders. According to George Mason University's Center for Regional Analysis, federal government spending in the greater Washington D.C. region was approximately $130 billion in 2008, and we believe there are unique growth opportunities in this sector of our regional economy. Our goal is to aggressively grow our loan portfolio while maintaining superior asset quality through conservative underwriting practices. We expect this offering will facilitate our expansion efforts.

  •
  Continue to recruit experienced bankers.  Historically, we have been successful in recruiting senior bankers with experience in, and knowledge of, our market. We believe current market conditions and consolidation will allow us to continue to find bankers who have been displaced or have grown dissatisfied as a result of consolidation. We intend to continue our efforts to recruit seasoned bankers, particularly experienced lenders, who we expect can immediately generate additional loan volume through their existing credit relationships.

Market Area

        We consider our primary target market to include the Virginia counties of Arlington, Fairfax, Loudoun, Prince William, and Stafford and the cities of Alexandria, Fairfax, Falls Church, Fredericksburg, Manassas and Manassas Park; Washington, D.C.; and Montgomery County in Maryland. In addition to our primary market, we consider the Virginia counties of Spotsylvania, Culpeper and Fauquier and the Maryland county of Prince George's as secondary markets and the remaining Greater Washington Metropolitan area as a tertiary market. We will, however, consider expansion into other areas if we believe such expansion will strengthen the Company by diversifying its customer base and sources of revenue and be accretive to earnings within a reasonable time frame.

        Based on estimates released by the U.S. Census Bureau, the population of the greater Washington metropolitan area was approximately 5.3 million people in 2006, the eighth largest statistical area in the country. The median annual household income for this area in 2006 was approximately $73,000, which makes it one of the wealthiest regions in the country. For February 2009, based on estimates released by the Bureau of Labor Statistics of the U.S. Department of Labor, the unemployment rate for the greater Washington metropolitan area was approximately 5.2%, compared to a national unemployment rate of 8.1%. As of June 30, 2008, total deposits in this area were approximately $160 billion as reported by the Federal Deposit Insurance Corporation, or the FDIC.

        Our headquarters are located in the center of the business district of Fairfax County, Virginia. Fairfax County, with over one million people, is the most populous county in Virginia and the most populous jurisdiction in the Washington, D.C. area. According to the latest U.S. Census Bureau estimates, Fairfax County also has the highest median household income of any county in the United States of $108,000, recently surpassing its neighbor, Loudoun County with $104,000.

        We believe the diversity of our economy, including the stability provided by businesses serving the U.S. Government, provides us with the opportunities necessary to prudently grow our business.

U.S. Treasury's Capital Purchase Program

        On October 14, 2008, as a result of the Emergency Economic Stabilization Act, or EESA, the U.S. Treasury and the FDIC announced certain programs to encourage financial institutions to build capital and to strengthen confidence and encourage liquidity in the banking system. Specifically, the U.S. Treasury announced a voluntary Capital Purchase Program, or CPP, pursuant to which the U.S. Treasury will purchase up to $250 billion of senior preferred securities from eligible U.S. financial institutions on standardized terms. This amount was subsequently increased to $350 billion. On December 12, 2008, we announced that our application for $41.2 million in capital under the CPP had received the U.S. Treasury's preliminary approval. After receiving preliminary approval, our board of directors performed careful analysis and decided to decline to participate in the CPP. The board of directors concluded that the terms of the program were inconsistent with our long term strategic objectives, and that the participation in the CPP would not be in the best interest of our shareholders.

Recent Developments

        In March 2009, we announced that Alice P. Frazier, formerly a Loudoun County area executive for BB&T Corporation, joined the company as Executive Vice President, Office of the Chairman. Ms. Frazier brings with her broad commercial banking experience and strong leadership skills and knowledge of the local Washington metropolitan market. She previously served as Chief Financial Officer for Middleburg Financial Corp. from 1993 to 2004, then as Chief Operating Officer until 2007. In May 2007, Ms. Frazier joined BB&T as Senior Vice President and Loudoun County area executive. Ms. Frazier will oversee a team of seasoned executive officers including the Chief Financial Officer and Chief Operating Officer.

        In addition to Ms. Frazier's joining our company in March, we began a reorganization of our management structure. Kevin Reynolds has assumed the responsibility of Director of Sales. Dennis Griffith is now our Chief Lending Officer, responsible for all lending departments of the Bank. Both Mr. Reynolds and Mr. Griffith report to our Chief Risk Officer Christopher Bergstrom. These changes in our management will help us move forward in our strategic objectives and accelerate our growth plans for our company.

* * * * *

        Our principal executive offices are located at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, and our telephone number is (703) 584-3400. Our internet address is www.cardinalbank.com. The information contained on our web site is not part of this prospectus supplement.

The Offering

Common Stock Offered	shares of common stock, par value $1.00 per share.
Option to Purchase Additional Shares	The underwriter may purchase up to an additional shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.
Common Stock Outstanding After This Offering(1)	shares of common stock outstanding ( if the underwriter exercises in full its option to purchase additional shares).
Dividends and Distributions

Our dividends and other distributions, if any, are determined and declared by our board of directors from time to time. On April 24, 2009, our board of directors declared a cash dividend of $0.01 for each share of our common stock. Our ability to distribute cash dividends will depend primarily on the ability of our subsidiaries to pay dividends to us and will be limited by regulatory restrictions and the need to maintain sufficient capital. We typically pay quarterly dividends out of assets legally available for distribution. (See "Dividend Policy.")

Net Proceeds	The net proceeds of this offering will be approximately $ (after deducting offering expenses payable by us) based on the public offering price of $ per share. (See "Use of Proceeds.")
Use of Proceeds

We intend to use the net proceeds we receive from this offering for general corporate purposes, including to provide additional equity capital to Cardinal Bank to support the growth of our operations. (See "Use of Proceeds.")

Nasdaq Global Select Market symbol	CFNL
Risk Factors

An investment in our common stock involves certain risks. You should carefully consider the risks described below under the heading "Risk Factors" and the risks described under the heading "Item 1A Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated herein, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully review and consider those risks before you purchase any shares of common stock.

(1)
The number of shares of common stock outstanding immediately after the closing of this offering is based on             shares of common stock outstanding as of            , 2009. Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes             shares issuable pursuant to the exercise of the underwriter's option to purchase additional shares, 171,158 shares of common stock issuable under our stock compensation plans, and 2,467,237 shares of common stock issuable upon exercise of outstanding options as of April 30, 2009.

Summary Consolidated Financial Data

        The information at and for the years ended December 31, 2004 through 2008 is derived in part from, and should be read together with, our audited consolidated financial statements and notes thereto incorporated by reference herein. The information at and for the three months ended March 31, 2009 and 2008 is from our unaudited consolidated financial statements and notes thereto which are incorporated by reference herein. In the opinion of our management, however, all adjustments consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The operating data for the three months ended March 31, 2009 are not necessarily indicative of the results that might be realized for the year ending December 31, 2009.

	Three Months Ended March 31,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)	(Unaudited)
	(In thousands, except per share data)
Income Statement Data:
Interest income	$20,518	$23,155	$88,611	$98,643	$87,401	$67,374	$40,522
Interest expense	9,899	12,820	45,638	58,324	46,047	29,891	15,969

Net interest income	10,619	10,335	42,973	40,319	41,354	37,483	24,553
Provision for loan losses	1,216	320	5,498	2,548	1,232	2,456	1,626

Net interest income after provision for loan losses	9,403	10,015	37,475	37,771	40,122	35,027	22,927
Non-interest income	5,756	4,611	17,812	19,480	21,684	24,669	9,409
Non-interest expense	12,037	11,823	55,913	51,884	51,245	44,653	27,154

Net income (loss) before income taxes	3,122	2,803	(626)	5,367	10,561	15,043	5,182
Provision (benefit) for income taxes	953	761	(912)	885	3,173	5,167	1,713

Net income	$2,169	$2,042	$286	$4,482	$7,388	$9,876	$3,469

Balance Sheet Data:
Total assets	$1,793,443	$1,692,061	$1,743,757	$1,690,031	$1,638,429	$1,452,287	$1,211,576
Loans receivable, net of fees	1,172,681	1,042,114	1,139,348	1,039,684	845,449	705,644	489,896
Allowance for loan losses	15,303	11,858	14,518	11,641	9,638	8,301	5,878
Loans held for sale	212,070	153,339	157,009	170,487	338,731	361,668	365,454
Total investment securities	241,045	364,008	315,539	364,946	329,296	294,224	289,507
Total deposits	1,210,063	1,139,922	1,179,844	1,096,925	1,218,882	1,069,872	824,210
Other borrowed funds	368,621	361,069	367,198	400,060	194,631	155,421	201,085
Total shareholders' equity	162,813	162,783	158,006	159,463	155,873	147,879	95,105
Common shares outstanding	24,303	24,164	24,014	24,202	24,459	24,363	18,463
Per Common Share Data:
Basic net income	$0.09	$0.08	$0.01	$0.18	$0.30	$0.45	$0.19
Fully diluted net income	0.09	0.08	0.01	0.18	0.30	0.44	0.19
Book value	6.70	6.74	6.58	6.59	6.37	6.07	5.15
Tangible book value(1)	6.07	5.97	6.00	5.90	5.75	5.37	4.41
Dividends	0.01	0.01	0.04	0.04	0.04	0.01	0.00
Performance Ratios:
Return on average assets	0.50%	0.50%	0.02%	0.27%	0.51%	0.74%	0.37%
Return on average equity	5.38	5.06	0.18	2.85	4.87	7.67	3.69
Dividend payout ratio	11.07	11.85	337.76	21.73	13.21	2.47	—
Net interest margin(2)	2.61	2.69	2.78	2.63	2.98	2.92	2.72
Efficiency ratio(3)(4)	73.51	79.10	82.03	81.02	82.41	71.84	79.95
Non-interest income to average assets	1.34	1.13	1.08	1.19	1.49	1.85	1.00
Non-interest expense to average assets	2.80	2.89	3.40	3.18	3.52	3.35	2.90
Loans receivable, net of fees to total deposits	96.91	91.42	96.57	94.78	69.36	65.96	59.44

	Three Months Ended March 31,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)	(Unaudited)
	(In thousands, except per share data)
Asset Quality Ratios:
Net charge-offs to average loans receivable, net of fees	0.04%	0.01%	0.24%	0.06%	0.00%	0.01%	0.02%
Nonperforming loans to loans receivable, net of fees(5)	0.51	0.02	0.41	0.00	0.01	0.03	0.11
Nonperforming loans to total assets	0.34	0.01	0.27	0.00	0.01	0.01	0.05
Allowance for loan losses to nonperforming loans	254.03	5,089.27	310.81	NM	11,822.87	3,879.00	1,074.60
Allowance for loan losses to loans receivable, net of fees	1.30	1.14	1.27	1.12	1.14	1.18	1.20
Capital Ratios:
Tier 1 risk-based capital	11.53%	12.10%	11.67%	12.10%	13.25%	14.83%	12.65%
Total risk-based capital	12.60	12.99	12.72	12.98	14.06	15.65	13.40
Leverage capital ratio	9.82	10.15	9.90	10.26	10.68	10.71	8.83
Tangible common equity ratio	8.30	8.61	8.32	8.53	8.68	9.13	6.81
Other:
Average shareholders' equity to average total assets	9.38%	9.86%	9.74%	9.65%	10.43%	9.66%	10.05%
Average loans receivable, net of fees to average total deposits	99.14	93.53	96.00	78.87	68.42	60.34	59.97
Average common shares outstanding:
Basic	24,374	24,482	24,370	24,606	24,424	22,113	18,448
Diluted	24,805	24,892	24,837	25,012	24,987	22,454	18,705

(1)
Tangible book value is calculated as total shareholders' equity, excluding accumulated other comprehensive income, less goodwill and other intangible assets, divided by common shares outstanding.

(2)
Net interest margin is calculated as net interest income divided by total average earning assets and reported on a tax equivalent basis at a tax rate of 34%. Net interest margin not adjusted for tax benefits for the years ended December 31, 2008, 2007, 2006, 2005, and 2004 was 2.75%, 2.61%, 2.97%, 2.92%, and 2.72%, respectively. For the three months ended March 31, 2009 and 2008, net interest margin not adjusted for tax benefits was 2.58% and 2.66%, respectively.

(3)
Efficiency ratio is calculated as total non-interest expense divided by the total of net interest income and non-interest income, excluding the impairment loss on Fannie Mae perpetual preferred stock of $4.4 million and settlement with a mortgage correspondent of $1.8 million during 2008; the impairment loss of $3.5 million on escrow arrangement during 2007; and the litigation recoveries of $190,000, $83,000 and $855,000 in 2008, 2007 and 2006, respectively.

(4)
The calculation of the efficiency ratio, which is a financial measure not prepared in accordance with generally accepted accounting principles ("GAAP"), and a reconciliation of the efficiency ratio to our GAAP financial information are included in our Table 1 to Item 7 to the Annual Report on Form 10-K for the year ended December 31, 2008. For the three months ended March 31, 2009 and 2008, the efficiency ratio is calculated using GAAP financial information since no nonrecurring items were recorded in these periods.

(5)
Nonperforming loans include loans accounted for on a non-accrual basis and accruing loans which are contractually past due 90 days or more as to principal or interest payments.

 RISK FACTORS

        An investment in our common stock involves certain risks. You should carefully consider the risks described below and the risks described in our annual report on Form 10-K for fiscal year ended December 31, 2008 under the heading "Item 1A Risk Factors," as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties described in this prospectus supplement under "Forward-Looking and Cautionary Statements." Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference therein.

         Our future capital needs could result in dilution of your investment.

        Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. These issuances would dilute the ownership interests of purchasers of our common stock in this offering and may dilute the per share book value of our common stock. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then current shareholders, or require payments that are senior to the rights of our shareholders to receive dividends or other distributions.

         The price of our common stock may fluctuate significantly, which may make it difficult for you to resell shares of our common stock owned by you at times or at prices you find attractive.

        Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. These factors include, in addition to those described in "Forward-Looking Statements":

  •
  actual or anticipated quarterly fluctuations in our operating results and financial condition;

  •
  changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

  •
  speculation in the press or investment community generally or relating to our reputation, our competitors, our markets or the financial services industry;

  •
  strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions financings or FDIC or government assisted transactions;

  •
  fluctuations in the stock price and operating results of our competitors;

  •
  future sales of our equity or equity-related securities;

  •
  proposed or adopted legislative and regulatory changes or developments;

  •
  anticipated or pending investigations, proceedings, or litigation that involve or affect us;

  •
  domestic and international economic conditions unrelated to our performance; and

  •
  general market conditions and, in particular, developments related to market conditions for the financial services industry and in the markets we serve.

        In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including effects not necessarily unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results and financial condition. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for our common stock or that it will trade at prices at or above the price offered hereby.

         There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

        Except as described under the heading "Underwriting" below, we are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common stock or preferred stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to shareholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur. We cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings.

         The trading volume in our common stock is less than that of other larger financial services companies.

        Although our common stock is traded on the Nasdaq Global Select Market, the trading volume in our common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

         Our ability to pay dividends is limited and we may be unable to pay future dividends.

        Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient capital in the Company and in our subsidiaries. The ability of our bank subsidiary to pay dividends to us is limited by the bank's obligations to maintain sufficient capital, earnings and liquidity and by other general restrictions on their dividends under federal and state bank regulatory requirements.

        In addition, as a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Board of Governors of the Federal Reserve System, or the Federal Reserve, regarding capital adequacy and dividends. The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on common stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred debt) on our financial condition. These guidelines also require that we review our net income for the current and past four quarters, and the level of dividends on common stock and other Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention.

        Under the Federal Reserve's policy, the board of directors of a bank holding company should also consider different factors to ensure that its dividend level is prudent relative to the organization's financial position and is not based on overly optimistic earnings scenarios such as any potential events that may occur before the payment date that could affect its ability to pay while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer, or significantly reduce the bank holding company's dividends if: (i) its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) its prospective rate of earnings retention is not consistent with the its capital needs and overall current and prospective financial condition; or (iii) it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. If we do not satisfy these regulatory requirements or the Federal Reserve's policies, we will be unable to pay dividends on our common stock.

         Certain provisions under our articles of incorporation and applicable law may make it difficult for others to obtain control of our corporation even if such a change in control may be favored by some shareholders.

        Certain provisions in our articles of incorporation and applicable Virginia corporate and banking law may have the effect of discouraging a change of control of our Company even if such a transaction is favored by some of our shareholders and could result in shareholders receiving a substantial premium over the current market price of our shares. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of our Company. These provisions may also tend to perpetuate present management and make it difficult for shareholders owning less than a majority of the shares to be able to elect even a single director. See "Description of Capital Stock—Certain Provisions of our Articles of Incorporation and Bylaws and Virginia Law" in the accompanying prospectus.

         An investment in our common stock is not an insured deposit.

        Our common stock is not a bank deposit and, therefore, is not insured or guaranteed against loss by the FDIC or any other government agency. Investment in our common stock is inherently risky for the reasons described in this "Risk Factors" section and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

         Commercial real estate and business loans increase our exposure to credit risks.

        At March 31, 2009, our portfolio of commercial and industrial and commercial real estate (including construction) totaled $860.7 million, or 62% of total loans. We plan to continue to emphasize the origination of loans to small and medium-sized businesses as well as government contractors, professionals, such as physicians, accountants and attorneys, and commercial real estate developers and builders, which generally exposes us to a greater risk of nonpayment and loss than residential real estate loans because repayment of such loans often depends on the successful operations and cash flows of the borrowers. Additionally, such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential real estate loans. Also, many of our borrowers have more than one commercial loan outstanding. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential real estate loan. In addition, these small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact these businesses, our results of operations and financial condition may be adversely affected. This concentration also exposes us more to the market risks of real estate sales leasing and other activity in the areas we serve. An adverse change in local real estate conditions and markets could materially adversely affect the values of our loans and the real estate held as collateral for such loans, and materially affect our results of operation and financial condition.

        During 2006, the federal bank regulatory agencies released guidance on "Concentrations in Commercial Real Estate Lending" (the "Guidance"). The Guidance defines commercial real estate ("CRE") loans as exposures secured by raw land, land development and construction (including 1-4 family residential construction), multi-family property, and non-farm nonresidential property where the primary or a significant source of repayment is derived from rental income associated with the property (that is, loans for which 50% or more of the source of repayment comes from third party, non-affiliated, rental income) or the proceeds of the sale, refinancing, or permanent financing of the property. The Guidance requires that appropriate processes be in place to identify, monitor and control risks associated with real estate lending concentrations. This could include enhanced strategic planning, CRE underwriting policies, risk management, internal controls, portfolio stress testing and risk exposure limits as well as appropriately designed compensation and incentive programs. Higher allowances for loan losses and capital levels may also be required. The Guidance is triggered when CRE loan concentrations exceed either:

  •
  Total reported loans for construction, land development, and other land of 100% or more of a bank's total capital; or

  •
  Total reported loans secured by multifamily and nonfarm nonresidential properties and loans for construction, land development, and other land of 300% or more of a bank's total capital.

        The Guidance applies to our CRE lending activities. Although our regulators have not required us to maintain elevated levels of capital or liquidity due to our CRE concentrations, the regulators may do so in the future, especially if there is a material downturn in our local real estate markets.

         A substantial decline in the value of our Federal Home Loan Bank of Atlanta common stock may result in an other than temporary impairment charge.

        We are a member of the Federal Home Loan Bank of Atlanta, or FHLB, which enables us to borrow funds under the Federal Home Loan Bank advance program. As a FHLB member, we are required to own FHLB common stock, the amount of which increases with the level of our FHLB borrowings. The carrying value and fair market value of our FHLB common stock was $15.6 million as of December 31, 2008. On January 30, 2009, the FHLB announced that in light of the FHLB's other-than-temporary impairment analysis it was still completing for the fourth quarter of 2008, the FHLB deferred the declaration of the fourth quarter dividend. The FHLB has also suspended daily repurchases of FHLB common stock, which adversely affects the liquidity of these shares. Consequently, there is a risk that our investment could be deemed other than temporarily impaired at some time in the future.

         Increases in FDIC insurance premiums may cause our earnings to decrease.

        The Emergency Economic Stabilization Act of 2008 temporarily increased the limit on FDIC coverage to $250,000 for all accounts through December 31, 2009. We are participating in the FDIC's Temporary Liquidity Guarantee Program, or TLG, for noninterest-bearing transaction deposit accounts. The FDIC almost doubled its assessment rate on well-capitalized institutions by raising the assessment rate 7 basis points at the beginning of 2009. In February 2009, the FDIC proposed an interim rule that further increases deposit insurance premiums, including a one-time special assessment of up to 20 basis points on deposits as of June 30, 2009, and will grant the FDIC the authority to impose up to a further 10 basis points special assessment at the end of any calendar quarter whenever the estimated Deposit Insurance Fund falls to a level that the FDIC's board of directors believes would adversely affect public confidence or to a level close to zero or negative. The FDIC's board of directors is scheduled to act on this rule on May 22, 2009. FDIC has adopted another final rule effective April 1, 2009, to change the way that the FDIC's assessment system differentiates for risk, make corresponding changes to assessment rates beginning with the second quarter of 2009, as well as other changes to the deposit insurance assessment rules. Banks that participate in the TLG's noninterest bearing transaction account guarantee will pay the FDIC an annual assessment of 10 basis points on the amounts in such accounts above the amounts covered by FDIC deposit insurance. To the extent that these TLG assessments are insufficient to cover any loss or expenses arising from the TLG program, the FDIC is authorized to impose an emergency special assessment on FDIC-insured depository institutions. Legislation has been proposed to give the FDIC authority to impose charges for the TLG program upon depository institution holding companies, as well. These changes, along with the full utilization of our FDIC insurance assessment credit in early 2009, will cause the premiums and TLG assessments charged by the FDIC to increase. These actions could significantly increase our noninterest expense in 2009 and for the foreseeable future.

         Legislative and regulatory changes could materially change our business and adversely affect our results of operations and financial condition.

        Congress and the U.S. government continue to evaluate and develop various programs and initiatives designed to stabilize the financial and housing markets and stimulate the economy, including the Treasury's Financial Stability Plan and various legislation and programs reduce residential mortgage foreclosures and stabilize the housing market.

        Legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts, mortgage lenders and other financial institutions are being considered by the executive branch of the Federal government, Congress and various state governments. Certain of these proposals, if adopted, could significantly change the regulation or operations of banks and the financial services industry. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions and markets. Another change under discussion includes the regulation of compensation in the financial services industry, generally. We cannot predict whether or in what form any proposed law or regulation will be adopted or the extent to which our business may be affected by any new law or regulation. The current stresses on the financial system and the economy generally, the powers granted to the Treasury under EESA and the ARRA, the expansion and supervision of government sponsored financial programs make the nature and extent of future legislative and regulatory changes affecting financial institutions are unpredictable and subject to rapid changes.

        These changes are rapid and unpredictable. Any of these changes could materially change our business and adversely affect our results of operations and financial condition.

         Changes in the automobile industry could adversely affect our trust business.

        Our largest trust customer is an association of automobile dealers. Recently, as part of their restructuring plans under government supervision, General Motors and Chrysler have begun terminating substantial numbers of their dealers, and other dealers have failed or been sold due to declines in auto sales. We cannot predict the timing or monetary effect that these changes in the auto dealer industry could have upon our trust revenue or our trust department's contribution to our net income. However, both could be adversely affected over time.

USE OF PROCEEDS

        We estimate that the net proceeds of this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $                        (or approximately $                        if the underwriter exercises its option to purchase additional shares in full).

        We intend to use the net proceeds we receive from this offering for general corporate purposes, including to provide additional equity capital to Cardinal Bank to support growth of our operations.

 CAPITALIZATION

        The following table presents our capitalization as of March 31, 2009:

  •
  on an actual basis; and

  •
  on an as adjusted basis, after giving effect to the sale of             shares of our common stock in this offering at $            per share and the application of the net proceeds of this offering.

        The information should be read in conjunction "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	March 31, 2009
	Actual	As Adjusted
	(unaudited) (Dollars in thousands)
Common stock, $1 par value, 50,000,000 shares authorized: 24,303,133 shares issued and outstanding, shares issued and outstanding as adjusted(1)	$24,303
Additional paid-in-capital	132,058
Retained earnings	5,366		5,366
Accumulated other comprehensive income, net	1,086		1,086

Total shareholders' equity	162,813

Total capitalization	$162,813	$

(1)
This amount does not include 2,467,237 common shares issuable upon exercise of options outstanding as of April 30, 2009, that were granted under our stock option plans with a weighted average exercise price of $8.43. Of the outstanding options, options to purchase 2,237,387 common shares at April 30, 2009 are currently exercisable at a weighted average exercise price of $8.51.

        The following table sets forth our actual consolidated regulatory capital amounts and ratios as of March 31, 2009, and as adjusted as of March 31, 2009, after giving effect to the application of the net proceeds of this offering.

	March 31, 2009
	Actual			As Adjusted
	Capital	"Well- Capitalized" Standard	Excess / (Deficit) Capital	Capital		"Well- Capitalized" Standard	Excess / (Deficit) Capital
	(Dollars in thousands)
Dollar Basis:
Total risk based capital	$183,113	$145,333	$37,780			$145,333
Tier 1 risk based capital	167,614	87,200	80,414			87,200
Leverage capital	167,614	85,311	82,303			85,311
Percentage Basis:
Total risk based capital	12.60%	10.00%	2.60%		%	10.00%		%
Tier 1 risk based capital	11.53	6.00	5.53			6.00
Leverage capital	9.82	5.00	4.82			5.00

 PRICE RANGE OF COMMON STOCK

        Our common stock is currently listed on the Nasdaq Global Select Market under the symbol "CFNL." As of May 19, 2009, our common stock was held by approximately 614 shareholders of record. In addition, we estimate that there were 5,183 beneficial owners of our common stock who own their shares through brokers or banks.

        The high and low sale prices per share for our common stock for each quarter of 2007, 2008 and 2009 (through May 19, 2009) as reported on the market at the time and dividends declared during those periods were as follows:

Periods Ended	High	Low	Dividends
2007
First Quarter	$10.82	$9.62	$0.01
Second Quarter	10.07	9.40	0.01
Third Quarter	10.20	8.50	0.01
Fourth Quarter	10.49	8.56	0.01
2008
First Quarter	$9.50	$6.51	$0.01
Second Quarter	9.50	5.89	0.01
Third Quarter	10.50	5.80	0.01
Fourth Quarter	8.50	4.36	0.01
2009
First Quarter	$6.47	$4.98	$0.01
Second Quarter (through May 19, 2009)	8.97	5.60	0.01

DIVIDEND POLICY

        The board of directors intends to follow a policy of retaining any earnings necessary to operate our business in accordance with all regulatory policies while maximizing the long-term return for our investors. Our future dividend policy is subject to the discretion of the board of directors and future dividend payments will depend upon a number of factors, including future earnings, alternative investment opportunities, financial condition, cash requirements, and general business conditions.

        Our ability to distribute cash dividends will depend primarily on the ability of our subsidiaries to pay dividends to us. Cardinal Bank is subject to legal limitations on the amount of dividends it is permitted to pay. Furthermore, neither Cardinal Bank nor we may declare or pay a cash dividend on any of our capital stock if we are insolvent or if the payment of the dividend would render us insolvent or unable to pay our obligations as they become due in the ordinary course of business. In addition, as a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on common stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred debt) on our financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the level of dividends on common stock and other Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention. See the discussion of regulations applicable to us in our annual report on Form 10-K for the year ending December 31, 2008 and "Risk Factors—Our ability to pay dividends is limited and we may be unable to pay future dividends" in this prospectus supplement.

 DESCRIPTION OF COMMON STOCK

        The following is a brief description of our common stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended, copies of which have been filed with the SEC and are also available upon request from us.

        As of May 19, 2009, we had 60,000,000 shares of capital stock authorized. This authorized capital stock consisted of:

  •
  50,000,000 shares of common stock, par value $1.00 per share, 24,303,133(1) of which were outstanding; and

  •
  10,000,000 shares of preferred stock, par value $1.00 per share, none of which were outstanding.

(1)
This amount does not include 2,467,237 common shares issuable upon exercise of options outstanding as of April 30, 2009, that were granted under our stock option plans with a weighted average exercise price of $8.43. Of the outstanding options, options to purchase 2,237,387 common shares at April 30, 2009 are currently exercisable at a weighted average exercise price of $8.51.

        A description of the common stock to be issued in this offering and a summary of the material provisions of our Articles of Incorporation, as amended, and Bylaws, as amended is provided in "Description of Capital Stock" in the accompanying prospectus beginning on page 7.

        In addition, the Bank Holding Company Act of 1956, or the BHC Act, generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. "Control" is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of the voting stock of us. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, such as us, could constitute acquisition of control of the bank holding company.

 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES APPLICABLE TO
NON-U.S. HOLDERS OF COMMON STOCK

        This section summarizes certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock by a non-U.S. holder (defined below) who holds our common stock as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). You are a non-U.S. holder if you are neither, for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a partnership or other entity treated as a partnership for United States federal income tax purposes;

  •
  a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; nor

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more "United States persons" within the meaning of the Code have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This section is based on the tax laws of the United States, including the Code, the existing and proposed Treasury regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder, including non-U.S. holders subject to special rules (e.g., certain former citizens and expatriates of the United States, "controlled foreign corporations" and "passive foreign investment companies"). In addition, this section does not address any possible applicability of any United States federal tax other than the income tax or the estate tax or of any United States state or local or non-United States tax.

        If a partnership holds our common stock, the United States federal income tax treatment of the partnership or a partner in the partnership will generally depend on the status of the partner and the tax treatment of the partnership. Partners in a partnership holding our common stock should consult their tax advisors with regard to the United States federal income tax treatment of an investment in our common stock.

        You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local, non-United States or other taxing jurisdiction.

Distributions

        Distributions paid to a non-U.S. holder of our common stock will constitute a "dividend" for United States federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as of the end of our taxable year of the distribution, as determined for United States federal income tax purposes. Any distributions that exceed both our current and accumulated earnings and profits would first constitute a non-taxable return of capital, which would reduce the basis in your shares, but not below zero, and thereafter would be treated as gain from the sale of stock (see "—Gain on Disposition of Common Stock" below).

        Except as described below, if you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. Even if you are eligible for an exemption or a lower treaty rate, we and our paying agent will generally be required to withhold at a 30% gross rate on dividend payments to you, unless you have satisfied certain certification requirements, which may be met by furnishing to us or our paying agent a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalty of perjury, your status as (or, in the case of a non-U.S. holder that is a partnership, estate, trust or other intermediary, such forms certifying the status of each partner in the partnership or beneficiary of the estate, trust or other intermediary, as) a non-United States person and your entitlement to the exemption or the lower treaty rate with respect to such payments.

        If you are eligible for a reduced rate of or exemption from United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

        If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a "permanent establishment" or, in the case of an individual non-U.S. holder, "fixed base," that you maintain in the United States, we and our paying agent generally are not required to withhold tax from the dividends, provided that you have satisfied certain certification requirements, which may be met by furnishing to us or our paying agent a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify the required representations, under penalty of perjury, to obtain such exemption.

        "Effectively connected" dividends are taxed at net rates applicable to "United States persons" within the meaning of the Code. Any effectively connected dividends received by an individual non-U.S. holder may be subject to a United States federal income tax at lower rates applicable to capital gain, provided that certain conditions are satisfied.

        If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% gross rate on your earnings and profits for the taxable year that are effectively connected with the conduct of a trade or business within the United States, subject to an exemption or lower rate if provided in an applicable income tax treaty.

Gain on Disposition of Common Stock

        If you are a non-U.S. holder, you generally will not be subject to United States federal income or withholding tax on gain recognized on a disposition of our common stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, the gain is attributable to a "permanent establishment" or, in the case of an individual non-U.S. holder, "fixed base" that you maintain in the United States,

  •
  you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions exist, or

  •
  we are or have been a United States real property holding corporation for federal income tax purposes, and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock, our common stock does not cease to be publicly traded and you are not eligible for any treaty exemption.

        We have not been, are not and do not anticipate becoming, a United States real property holding corporation for United States federal income tax purposes.

        Non-U.S. holders described in the first bullet point immediately above will be subject to tax on the net gain derived from a disposition of our common stock at the graduated United States federal income tax net rates applicable to a "United States person" within the meaning of the Code, except as otherwise required by an applicable income tax treaty. In addition, corporate non-U.S. holders described in the first bullet point immediately above may be subject to branch profits tax at a 30% gross rate on their effectively connected earnings and profits, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

        Individual non-U.S. holders described in the second bullet point immediately above generally will be subject to a tax at a 30% gross rate on the amount by which their capital gains allocable to United States sources, including gain on a disposition of our common stock, exceed their capital losses allocable to United States sources, except as otherwise required by an applicable income tax treaty.

Federal Estate Taxes

        Common stock held by a non-U.S. holder at the time of death generally will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding, currently at a 28% rate, for dividends paid to such holder unless the holder certifies under penalty of perjury that it is not a "United States person" within the meaning of the Code and neither we nor our paying agent has actual knowledge or reason to know that the holder is a United States person, or the holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a not a United States person and neither the broker nor intermediary has actual knowledge or reason to know that the beneficial owner is a United States person, or the owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated                                    , 2009, the underwriter named below has agreed to purchase, and we have agreed to sell to it, the number of shares of our common stock set forth opposite its name below:

Underwriter	Number of Shares
Raymond James & Associates, Inc.

Total

        The underwriter is offering the shares of common stock subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to purchase and accept delivery of the common stock offered by this prospectus supplement and the accompanying prospectus are subject to approval by its counsel of legal matters and to certain other conditions set forth in the underwriting agreement. The underwriter is obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus supplement and the accompanying prospectus, if any are purchased, other than those covered by the option to purchase additional shares described below.

Option to Purchase Additional Shares

        We have granted the underwriter an option, exercisable within 30 days after the date of this prospectus supplement, to purchase from time to time up to an aggregate of                        additional shares of common stock, at the same price per share as they are paying for the shares shown in the table above. If the underwriter exercises its option to purchase any of the additional             shares, the underwriter, subject to certain conditions, will become obligated to purchase all of these additional shares. If purchased, these additional shares will be sold by the underwriter on the same terms as those on which the shares offered by this prospectus supplement are being sold.

Commission and Discounts

        The underwriter proposes to offer the common stock directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to various dealers at that price less a concession not to exceed $                        per share, of which $                        may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriter. No reduction will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus supplement. The shares of common stock are offered by the underwriter as stated in this prospectus supplement, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

        The following table summarizes the underwriting compensation to be paid to the underwriter by us. These amounts assume both no exercise and full exercise of the underwriter's option to purchase additional shares. We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discount referred to below, will be approximately $                        .

	Per Share	Without Option	With Option
Underwriting discount payable by us

Indemnification

        We have agreed to indemnify the underwriter against various liabilities, including certain liabilities under the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

Lock-up Agreements

        Subject to specified exceptions, each of our directors and our executive officers have agreed for a period of 90 days after the date of this prospectus supplement, not to directly or indirectly: (i) offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or take any other action, whether through derivative contracts, options or otherwise to reduce their financial risk of holding any of our securities, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any securities held or deemed to be beneficially owned by the person or entity without the prior written consent of Raymond James & Associates, Inc. or (ii) exercise or seek to exercise or effectuate in any manner any rights of any nature that the person or the entity has or may have hereafter to require us to register under the Securities Act of 1933, as amended, the sale, transfer or other disposition of any of the securities held or deemed to be beneficially owned by the person or entity, or to otherwise participate as a selling securityholder in any manner in any registration by us under the Securities Act of 1933, as amended. The foregoing restrictions shall not apply to: (1) the securities being offered in this prospectus supplement and accompanying prospectus; (2) any grant or exercise of options pursuant to the our stock option plans; or (3) the issuance of shares pursuant to certain of our deferral and savings plans.

        In addition we have agreed that for 90 days after the date of this prospectus, we will not directly or indirectly without the prior written consent of Raymond James & Associates, Inc., (1) offer for sale, sell, pledge or otherwise dispose of any shares of common stock or securities convertible into or exchangeable for common stock (other than the common stock issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof or pursuant to currently outstanding options, warrants or rights), or sell or grant options, rights or warrants with respect to any shares of common stock or securities convertible into or exchangeable for common stock (other than the grant of options pursuant to option plans existing on the date hereof), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of common stock, (3) file or cause to be filed a registration statement with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into our common stock or any other securities or (4) publicly disclose the intention to do any of the foregoing.

        The 90 day lock-up periods described in the preceding paragraphs will automatically be extended if (1) during the last 17 days of the 90 day lock-up period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16 day period beginning on the last day of the lock-up period, then the lock-up periods shall automatically be extended and the restrictions described above shall continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Raymond James & Associates, Inc. waives, in writing, such extension. Raymond James & Associates, Inc. may release any of the securities subject to these lock-up agreements at any time without notice.

Price Stabilization, Short Positions and Penalty Bids

        Until this offering is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriter and certain selling group members to bid for and purchase shares of our common stock. As an exception to these rules, the underwriter may engage in certain transactions that stabilize the price of our common stock. These transactions may include short sales, stabilizing transactions, purchases to cover positions created by short sales and passive market making. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the option to purchase additional shares. The underwriter can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriter may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock.

        In connection with this transaction, the underwriter may engage in passive market making transactions in the common stock on the Nasdaq Global Market, prior to the pricing and completion of this offering. Passive market making is permitted by SEC Regulation M and consists of displaying bids on the Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

        The underwriter also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriter may stabilize, maintain or otherwise affect the market price of our common stock. As a result the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriter without notice at any time. These transactions may be effected on the Nasdaq Global Select Market or otherwise.

Electronic Distribution

        A prospectus supplement in electronic format may be made available on websites or through other online services maintained by the underwriter of the offering, or by its affiliates. Other than the prospectus supplement in electronic format, the information on the underwriter's website and any information contained in any other website maintained by the underwriter is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Listing

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "CFNL."

Notice to Investors

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a 'Relevant Member State'), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the 'Relevant Implementation Date'), an offer of shares of our common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to our common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in is last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive); or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of our common stock shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an 'offer of shares of our common stock to the public' in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression 'Prospectus Directive' means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

  United Kingdom

        Shares of the Company's common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise in circumstances which have not resulted or will not result in an offer to the public in the United Kingdom within the meaning of the Financial Services and Markets Act 2000, or the FSMA.

        In addition, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom or (2) persons who:

  (a)
  are qualified investors as defined in section 86(7) of FSMA, being persons falling within the meaning of article 2.1(e)(i), (ii) or (iii) of the Prospectus Directive; and

  (b)
  are either persons who fall within article 19(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or Order, or are persons who fall within article 49(2)(a) to (d) ('high net worth companies, unincorporated associations, etc.') of the Order; or

  (c)
  to whom it may otherwise lawfully be communicated in circumstances in which Section 21(1) of the FSMA does not apply.

Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) above) should not rely or act upon this communication.

Affiliations

        The underwriter and its affiliates have provided, and may in the future provide, various investment banking, financial advisory and other financial services to us and our affiliates for which it has received, and in the future may receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for these financial services. In addition to investment banking services that Raymond James provides from time to time, we have banking and brokerage transactions in the ordinary course of business with Raymond James and it affiliates. Currently, we have a $25 million line of credit from Raymond James for securities purchases, and a Raymond James' affiliate provides us with certain securities brokerage services on a networking basis for the customers of Cardinal Wealth Services, Inc. It is expected that we will continue to use Raymond James and it affiliates for various services in the future.

 EXPERTS

        The consolidated financial statements of Cardinal Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        Williams Mullen, Richmond, Virginia, our counsel, will pass upon the validity of the common stock to be issued by us through this prospectus supplement. Attorneys employed by the firm beneficially owned an aggregate of approximately 100 shares of our common stock as of May 18, 2009. Jones Day will pass upon certain legal matters for the underwriters in connection with this offering.

INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

        This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus supplement. As the SEC allows, incorporated documents are considered part of this prospectus supplement and the accompanying prospectus, and we can disclose important information to you by referring you to those documents.

        We incorporate by reference the documents listed below, to the extent they have been filed with the SEC:

  •
  our annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 16, 2009;

  •
  our quarterly report on Form 10-Q for the period ended March 31, 2009 filed with the SEC on May 11, 2009; and

  •
  our current reports on Form 8-K filed January 22, 2009, February 2, 2009 (solely with respect to Item 8.01), March 16, 2009, March 27, 2009, March 31, 2009 and April 24, 2009 (solely with respect to Item 8.01).

        We also incorporate by reference all documents to the extent they have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of this prospectus supplement and (2) until this offering has been completed. Information in this prospectus supplement and the accompanying prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in this prospectus supplement, the accompanying prospectus and the incorporated documents.

        We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to Secretary, Cardinal Financial Corporation, 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, telephone: 703-584-3400.

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement relating to the offered securities. No one else is authorized to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents because our business, financial condition and results of operations may have changed since that date.

PROSPECTUS

$60,000,000

CARDINAL FINANCIAL CORPORATION

Preferred Stock
Common Stock
Warrants
Stock Purchase Contracts
Units

        We may offer and sell from time to time in one or more offerings any combination of the securities listed above. The aggregate initial offering price of all securities we sell under this prospectus will not exceed $60,000,000. Offers and sales of these securities may be to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific terms for securities to be offered in one or more supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        A discussion of certain risks that you should consider in connection with an investment in the securities will be included in a supplement to this prospectus.

        Our common stock is traded on the Nasdaq Global Select Market under the symbol "CFNL."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        These securities will not be savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.

The date of this prospectus is March 12, 2009

About this Prospectus	4
Where You Can Find More Information	4
Incorporation of Information that We File with the SEC	5
Forward-Looking and Cautionary Statements	5
The Company	6
Use of Proceeds	7
Description of Capital Stock	7
Description of Warrants	12
Description of Stock Purchase Contracts	15
Description of Units	16
Plan of Distribution	16
Experts	18
Legal Matters	18

 ABOUT THIS PROSPECTUS

        This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings in amounts that we will determine from time to time that do not exceed $60,000,000 in the aggregate.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement, information that is incorporated by reference into this prospectus, or other offering material containing specific information about the terms of the securities we are offering. That prospectus supplement, information incorporated by reference, or other offering material may include a discussion of any risk factors or other special considerations that apply to those securities or the specific plan of distribution. The prospectus supplement or information incorporated by reference may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement or information incorporated by reference having a later date, you should rely on the information in that prospectus supplement or incorporated information having a later date.

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the SEC. The registration statement and other reports can be found on the SEC Internet site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Securities Exchange Act of 1934, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that electronically file documents with the SEC.

        Our common stock is traded on the Nasdaq Global Select Market under the symbol "CFNL." Our reports, proxy statements and other information may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the securities we may offer. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the addresses set forth above.

        We also maintain an Internet site at www.cardinalbank.com, which contains information relating to us and our business. Information contained on our Internet site is not incorporated by reference into this prospectus or the registration statement unless otherwise stated in this prospectus or any supplement.

 INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

        This prospectus incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus. As the SEC allows, incorporated documents are considered part of this prospectus, and we can disclose important information to you by referring you to those documents.

        We incorporate by reference the documents listed below, to the extent they have been filed with the SEC:

  •
  our annual report on Form 10-K for the year ended December 31, 2007;

  •
  the portions of our definitive proxy statement for the annual meeting of shareholders held on April 18, 2008 that have been incorporated by reference into our Form 10-K for the year ended December 31, 2007;

  •
  our quarterly reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008;

  •
  our current reports on Form 8-K filed January 31, 2008, March 4, 2008, April 22, 2008, July 30, 2008, September 11, 2008, October 1, 2008, November 13, 2008 and January 22, 2009; and

  •
  the description of our common stock as set forth in Form 8-A filed on July 1, 1998.

        We also incorporate by reference all documents to the extent they have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of this prospectus and (2) until this offering has been completed. Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

        We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to Secretary, Cardinal Financial Corporation, 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102.

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement relating to the offered securities. No one else is authorized to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents because our business, financial condition and results of operations may have changed since that date.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

        We make certain forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus that are subject to risks and uncertainties. These forward-looking statements include statements regarding our profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy, and financial and other goals. The words "believes," "expects," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends," or other similar words or terms are intended to identify forward-looking statements.

        These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by factors including:

  •
  the ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future;

  •
  changes in interest rates and the successful management of interest rate risk;

  •
  risks inherent in making loans such as repayment risks and fluctuating collateral values;

  •
  changes in market conditions, specifically declines in the residential real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;

  •
  impact of recently enacted legislation, in particular the Emergency Economic Stabilization Act of 2008, there is no assurance that such legislation will stabilize the U.S. financial system and there is uncertainty in the implementation of this legislation by federal regulators;

  •
  maintaining cost controls and asset quality as we open or acquire new branches;

  •
  maintaining capital levels adequate to support our growth;

  •
  reliance on our management team, including our ability to attract and retain key personnel;

  •
  competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;

  •
  changes in general economic and business conditions in our market area including the local and national economy;

  •
  changes in operations of George Mason Mortgage, LLC as a result of the activity in the residential real estate market and any associated impact on the fair value of goodwill in the future;

  •
  risks and uncertainties related to future trust operations;

  •
  changes in operations of Wilson/Bennett Capital Management, Inc., its customer base and assets under management and any associated impact on the fair value of goodwill in the future;

  •
  demand, development and acceptance of new products and services;

  •
  problems with technology utilized by us;

  •
  changing trends in customer profiles and behavior;

  •
  changes in banking, other laws and regulations applicable to us; and

  •
  other factors described from time to time in our reports filed with the SEC, which we have incorporated by reference in this prospectus.

        Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

THE COMPANY

        Cardinal Financial Corporation, a financial holding company, was formed in late 1997 as a Virginia corporation, principally in response to opportunities resulting from the consolidation of several Virginia-based banks with regional bank holding companies. In our market area, these bank consolidations had been accompanied by the dissolution of local boards of directors and relocation or termination of management and customer service professionals.

        We own Cardinal Bank, a Virginia state-chartered community bank headquartered in Tysons Corner, Virginia. Cardinal Bank has offices in Alexandria, Annandale, Arlington, Chantilly, Clifton, Fairfax, Fredericksburg, Herndon, Leesburg, Manassas, McLean, Purcellville, Reston, Stafford, Sterling, Sterling Park, Tysons Corner, and Woodbridge, Virginia, Washington, D.C. and Bethesda, Maryland. We conduct all of our business through Cardinal Bank (the "Bank"), our principal operating unit, its subsidiary George Mason Mortgage, LLC ("George Mason"), Cardinal Wealth Services, Inc. ("CWS"), and Wilson/Bennett Capital Management, Inc. ("Wilson/Bennett"). In January 2009, we opened Cardinal First Mortgage, LLC ("Cardinal First"), a wholly owned subsidiary of Cardinal Bank. Cardinal First originates mortgage loans for new homes and refinancing in Virginia, Maryland and Washington, D.C. principally for existing Cardinal Bank customers.

        Cardinal Bank offers a wide range of traditional bank loan and deposit products and services to both our commercial and retail customers. Our commercial relationship managers focus on attracting small and medium sized businesses as well as government contractors, commercial real estate developers and builders and professionals, such as physicians, accountants and attorneys. We have 25 branch office locations and provide competitive products and services.

        George Mason engages primarily in the origination and acquisition of residential mortgages for sale into the secondary market on a best efforts basis through five branches located throughout the metropolitan Washington, D.C. region. George Mason is one of the largest residential mortgage originators in the greater Washington metropolitan area.

        CWS provides brokerage and investment services through a contract with Raymond James Financial Services, Inc. Under this contract, financial advisors can offer our customers an extensive range of financial products and services, including estate planning, qualified retirement plans, mutual funds, annuities, life insurance, fixed income and equity securities and equity research and recommendations. CWS's principal source of revenue is the net commissions it earns on the purchases and sales of investment products to its customers.

        Wilson/Bennett provides professional investment management of financial assets with asset preservation as the primary goal. Clients include individuals, pension plans and medium sized corporations. Wilson/Bennett utilizes a value oriented investment approach and focuses on large capitalization stocks as well as cash management services. Wilson/Bennett earns fees based upon the market value of its clients' portfolios.

        Cardinal Trust and Investments, a division of Cardinal Bank, acts as trustee or custodian for client assets and earns fees primarily based upon balances under management. This division has helped to diversify the Bank's sources of non-interest income and allows us to provide additional services to our customers.

        Our corporate headquarters are located at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, and our telephone number is (703) 584-3400. Our Internet address is www.cardinalbank.com. The information contained on our website is not part of this prospectus.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of the offered securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

        The following description is a summary of the material provisions of our Articles of Incorporation, as amended, and Bylaws, as amended. Copies of the Articles of Incorporation, as amended, and Bylaws, as amended, have been filed with the Securities and Exchange Commission and are incorporated into this prospectus.

General

        As of February 4, 2009, we had 60,000,000 shares of capital stock authorized. This authorized capital stock consisted of:

  •
  50,000,000 shares of common stock, par value $1.00 per share, 24,013,663 of which were outstanding; and

  •
  10,000,000 shares of preferred stock, par value $1.00 per share, none of which were outstanding.

Common Stock

  Voting Rights

        Each holder of common shares is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

  Dividends

        Holders of common shares are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor, provided however, that the payment of dividends to holders of common shares is subject to the preferential dividend rights of the preferred stock. Cardinal Financial Corporation is a corporation separate and distinct from Cardinal Bank. Since most of Cardinal Financial Corporation's revenues will be received by it in the form of dividends or interest paid by Cardinal Bank, our ability to pay dividends will be subject to certain regulatory restrictions.

  No Preemptive or Conversion Rights

        Holders of our common shares do not have preemptive rights to purchase additional shares of any class of our stock, and have no conversion or redemption rights.

  Calls and Assessments

        All of the issued and outstanding common shares are non-assessable.

  Liquidation Rights

        In the event of our liquidation, dissolution or winding up, the holders of common shares (and the holders of any class or series of stock entitled to participate with the common shares in the distribution of assets) shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and distributions or provision for distributions to holders of the preferred stock having preference over the common shares.

Preferred Stock

        Our board of directors is granted the authority from time to time to issue preferred stock in one or more series and in connection with the creation of any such series to fix by resolution the preferences, limitations and relative rights thereof. As of February 4, 2009, there were 10,000,000 authorized shares of preferred stock, par value $1.00 per share, of which 1,412,000 have been designated as the 7.25% Cumulative Convertible Preferred Stock, Series A and 41,238 have been designated as the Fixed Rate Cumulative Perpetual Preferred Stock, Series B. No shares of preferred stock were outstanding as of February 4, 2009.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co.

Certain Provisions of Our Articles of Incorporation and Bylaws and Virginia Law

  General

        Our articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

  Classified Board of Directors

        Our articles of incorporation and bylaws divide our board of directors into three classes as nearly equal in number as possible. The members of the board serve staggered three years terms so that at least two annual meetings of shareholders may be required for the shareholders to replace a majority of the board of directors. Under our articles of incorporation, our directors may be removed only for cause and only by the affirmative vote of shareholders holding at least two-thirds of the voting power of our common stock. The classification of our board of directors and the inability of shareholders to remove a director without cause and without at least a two-thirds shareholder vote make it more difficult and time consuming to gain control of our board.

  Increasing the Number of Directors

        Under Virginia law, a board of directors may amend or repeal bylaws unless articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the board of directors from amending or repealing that bylaw. Our articles of incorporation do not reserve the power to amend the bylaws to increase or decrease the number of directors exclusively to the shareholders and no bylaw, an no amendment thereto, expressly prohibits the board of directors from amending the bylaws to increase or decrease the number of directors. According to Virginia law, our board of directors may amend our bylaws at any time to increase or decrease the number of directors by up to 30% of the number of directors of all classes immediately following the most recent election of directors by the shareholders. In addition, according to our articles of incorporation and bylaws, the newly created directorships resulting from an increase by not more than two in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our board, our directors may increase the size of the board and install directors opposed to the hostile takeover attempt.

  Blank Check Preferred Stock

        As permitted by the Virginia Stock Corporation Act, our board of directors may issue shares of preferred stock without shareholder approval. Our board of directors has the flexibility to deter attempts to gain control of us by including extraordinary voting, dividend, redemption or conversion rights in any preferred stock that it may deem appropriate to issue. We currently do not have plans to issue any shares of capital stock except as set forth in this prospectus or in the ordinary course of business under our equity compensation plans.

  Inability of Shareholders to Call Special Meetings

        Pursuant to our bylaws, special meetings of stockholders may be called only by our president, the chairman of our board of directors or by the board of directors. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the president, the chairman or a majority of the board of directors to call a special meeting.

  Advance Notification Requirements

        Our bylaws also require a shareholder who desires to nominate a candidate for election to the board of directors or to raise new business at an annual shareholders meeting to provide us advance notice of at least 60 days and no more than 90 days before the scheduled date of the annual meeting. Our bylaws further condition the presentation of shareholder nominations for director or proposals for business on compliance with a number of conditions.

  Effects of Virginia Anti-Takeover Statutes

        The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions." Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Act, an "Interested Shareholder" is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

        Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

        The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

        None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation's Disinterested Directors.

        These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not adopted such an amendment.

        The Virginia Stock Corporation Act also contains provisions regulating certain "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. However, our bylaws contain a provision that makes these provisions inapplicable to acquisitions of our stock.

Limitations on Liability of Officers and Directors

        As permitted by the Virginia Stock Corporation Act, our Articles of Incorporation contain provisions that permit us to indemnify our directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent that Virginia law prohibits indemnification or elimination of liability. These provisions do not limit or eliminate our rights or the rights of any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's or officer's fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

        The rights of indemnification provided in our Articles of Incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 DESCRIPTION OF WARRANTS

General

        We may issue warrants to purchase preferred stock, common stock or any combination of these securities. We may issue the warrants independently or together with any underlying securities, and the warrants may be attached or separate from the underlying securities. We may also issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

        The description of the specific terms of warrants, whether issued in a series or not, will be in a prospectus supplement accompanying this prospectus. The specific terms of the warrants as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between a prospectus supplement and this prospectus, the prospectus supplement will control.

        This summary also is subject to and qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, which we will file with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K. See "Where You Can Find More Information" above for information on how to obtain a copy of a warrant document when it is filed.

        When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Terms

        The applicable prospectus supplement may describe the terms of any warrants that we may offer, including the following:

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  the title of the warrants;

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  the total number of warrants;

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  the price or prices at which the warrants will be issued;

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  the currency or currencies that investors may use to pay for the warrants;

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  the designation and terms of the underlying securities purchasable upon exercise of the warrants;

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  the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

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  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

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  whether the warrants will be issued in registered form or bearer form;

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  information with respect to book-entry procedures, if any;

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  if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

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  if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

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  if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

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  if applicable, a discussion of material United States federal income tax considerations;

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  the identity of the warrant agent, if any;

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  the procedures and conditions relating to the exercise of the warrants; and

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  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant Agreements

        We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a bank, trust company or other financial institution as warrant agent. We may add, replace or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

        We will not qualify any warrant agreement as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. As a result, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

        The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms. Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the warrant property purchasable upon exercise of the warrant.

Form, Exchange and Transfer

        We may issue the warrants in registered form or bearer form. Warrants issued in registered form—i.e., book-entry—will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form—i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer or exercise their warrants at the warrant agent's office or any other office indicated in the applicable prospectus supplement.

        Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise.

Exercise and Redemption of Warrants

        A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable prospectus supplement.

        Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

        We may redeem your warrant before it is exercised unless the applicable prospectus supplement specifies otherwise. The prospectus supplement will specify one or more redemption prices. It may also specify one or more redemption periods during which the redemption prices relating to the redemption of warrants during those periods will apply. The warrant will be redeemable at our option at any time on or after a date specified in the prospectus supplement or at any other specified time or times. If we redeem the warrant, we will do so at the specified redemption price. If different prices are specified for different redemption periods, the price that we pay will be the price that applies to the redemption period during which the warrant is redeemed.

 DESCRIPTION OF STOCK PURCHASE CONTRACTS

        We may issue stock purchase contracts. Stock purchase contracts represent contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified or variable number of shares of our common stock or preferred stock, as applicable, at a future date or dates. The price per share of common stock or preferred stock, as applicable, may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events. We may issue stock purchase contracts in distinct series.

        The applicable prospectus supplement will describe the terms of any stock purchase contracts. The following description and any description of stock purchase contracts in the applicable prospectus supplement is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts. We will file these documents with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K. See "Where You Can Find More Information" above for information on how to obtain a copy of a document when it is filed.

        We may issue stock purchase contracts separately or as part of units, which we describe below. Units may consist of a stock purchase contract and beneficial interests in other securities described in this prospectus or of third parties, securing the holders' obligations to purchase from or sell shares to us under the stock purchase contracts. These other securities may consist of preferred stock or common stock, trust preferred securities or debt obligations of third parties, including U.S. treasury securities.

        The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

        The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

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  whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

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  whether the stock purchase contracts are to be prepaid or not;

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  whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

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  any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

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  whether the stock purchase contracts will be issued in fully registered or global form; and

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  any other terms of the stock purchase contracts.

 DESCRIPTION OF UNITS

General

        We may issue units comprised of any combination of our preferred stock, common stock, warrants and stock purchase contracts. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        We will describe the financial and other specific terms of specific units in the prospectus supplement accompanying this prospectus. The following description and any description of units in the applicable prospectus supplement is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. We will file these documents with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K. See "Where You Can Find More Information" above for information on how to obtain a copy of a document when it is filed.

        The applicable prospectus supplement may describe:

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  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

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  whether the units will be issued in fully registered or global form.

        The applicable provisions described in this section, as well as those described under "Description of Capital Stock," "Description of Warrants" and "Description of Stock Purchase Contracts," will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION

        We may offer the securities in this prospectus from time to time as follows:

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  to or through underwriters or dealers;

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  directly to other purchasers;

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  through designated agents; or

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  through a combination of any of these methods.

        Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

        In some cases, we may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus and the applicable prospectus supplement may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement. This prospectus and applicable prospectus supplement may also be used by us and our affiliates in connection with offers and sales relating to the initial sale of the securities and any market making transactions in the securities. These transactions may be executed at negotiated prices that are related to prevailing market prices at the time of sale, or at other prices. We and our affiliates may act as principal or agent in these transactions.

        The securities (including securities issued or to be issued by us or securities borrowed from third parties in connection with arrangements under which we agree to issue securities to underwriters or their affiliates on a delayed or contingent basis) that we distributed by any of these methods may be sold to the public, in one or more transactions, either:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

        We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

        We may solicit, or may authorize underwriters, dealers or agents to solicit, offers to purchase securities directly from the public from time to time, including pursuant to contracts that provide for payment and delivery on future dates. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions that we may pay the agents and will describe the material terms of any such delayed delivery arrangements, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

        In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions that they receive from us, and any profit on the resale of the securities that they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.

        Unless otherwise specified in the applicable prospectus supplement, the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement will be traded on the Nasdaq Global Select Market, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. If we sell a security offered by this prospectus to an underwriter for public offering or sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

        If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

        We may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities that may entitle these persons to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

        In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases of the offered securities or any underlying securities made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

EXPERTS

        The consolidated financial statements of Cardinal Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing,

LEGAL MATTERS

        Unless otherwise specified in the applicable prospectus supplement, Williams Mullen, Richmond, Virginia, our counsel, will pass upon the validity of the securities to be issued by us through this prospectus. Attorneys employed by the firm beneficially owned an aggregate of approximately 100 shares of our common stock as of February 4, 2009.

Prospectus Supplement

Prospectus

            Shares

Common Stock

PROSPECTUS
SUPPLEMENT

RAYMOND JAMES

                      , 2009

QuickLinks

ABOUT THIS PROSPECTUS SUPPLEMENT
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
DESCRIPTION OF COMMON STOCK
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES APPLICABLE TO NON-U.S. HOLDERS OF COMMON STOCK
UNDERWRITING
EXPERTS
LEGAL MATTERS
INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
THE COMPANY
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
DESCRIPTION OF STOCK PURCHASE CONTRACTS
DESCRIPTION OF UNITS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS